Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – May 19, 2020 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the first quarter ended March 31, 2020.

Highlights for the quarter included the following:

•	Total revenue of $213.6 million, a decrease of 2.6% compared with the first quarter of 2019.
•	Freight revenue of $192.3 million (excludes revenue from fuel surcharges), a decrease of 1.8% compared with the first quarter of 2019.
•
Operating income of $0.7 million and an operating ratio of 99.7%. Adjusted operating income(1) of $1.4 million and an adjusted operating ratio(1) of 99.3%. This compares with operating income of $5.4 million and an operating ratio of 97.5% and adjusted operating income(1) of $6.2 million and an adjusted operating ratio(1) of 96.9% in the first quarter of 2019.

•
Net loss of $2.2 million, or loss per diluted share of $0.12. This compares with net income of $4.4 million, or earnings per diluted share of $0.24 in the first quarter of 2019. Adjusted net loss(1) of $1.7 million, or adjusted loss per diluted share(1) of $0.09. This compares with adjusted net income(1) of $5.0 million, or adjusted earnings per diluted share(1) of $0.27 per diluted share in the first quarter of 2019.

•
The first quarter consolidated net loss and adjusted net loss included a $0.5 million, or $0.03 per diluted share pass-through loss from the Company’s 49% equity investment in Transport Enterprise Leasing (“TEL”). This compares to a $2.3 million, or $0.12 per diluted share pass-through income from the Company’s investment in TEL included in consolidated net income and adjusted net income in the first quarter of 2019.

Chairman and Chief Executive Officer, David R. Parker, commented: “Our first quarter was marked by three big themes: internal energy around our strategic plan, our response to COVID-19, and a declining used equipment market. The market environment pressured our operating margin but also provided impetus to accelerate the execution of our strategic plan.  While the planning and implementation remain ongoing, the essential elements of our plan are as follows:

•
Organizational.  Organize our talent to most effectively develop the contract logistics (long-term dedicated contract truckload, warehousing, and managed freight operations) and expedited truckload portions of our business while reducing overhead costs. Our realigned executive structure previously announced in late April is a strong step towards accomplishing our goals.

•
Capital Allocation.  Apply a disciplined capital allocation methodology to reduce our total capital employed and prioritize higher margin and less volatile portions of the business.  The disposition of our Orlando terminal in March, the contracted sale of our Dallas-area terminal scheduled during the second quarter, the closure of our Texarkana terminal in May, and the downsizing of the lowest performing portion of our operating fleet are initial steps in executing this element of the plan.

•
Financial.  Eliminate and control costs with improved discipline and accountability, use sustainable earnings, return on invested capital, and leverage targets to guide decision making and measure the success of our plan.

I am very proud of our team’s rapid and effective implementation of our strategic plan, which will bolster liquidity to weather any short-term economic uncertainty while strengthening CTG for the long term as it is fully executed.”

COVID-19 Update
Mr. Parker added, “The impact of COVID-19 on the supply chain grew rapidly through late March and April and seems to have stabilized thus far in May.  Our team rapidly implemented crisis management measures such as social distancing, remote working, and added health protection throughout CTG locations. The courage, productivity, and timely communication of our professional driver, warehouse, maintenance, and office team members has been impressive.  From a volume perspective, total March revenues were relatively unaffected by the pandemic, but the impact varied by customer. For example, certain dedicated automotive business ceased operations during March, while loads for certain retail, e-commerce, and grocery customers grew dramatically due to supply chain repositioning. In addition, at the end of March, we began providing important logistics services for FEMA.  While revenue held up, the change in business mix caused some network inefficiencies.  In addition, we bore costs associated with additional driver pay, additional sanitizing, social distancing, and personal protection activities undertaken to protect our team members, customers, and vendors.  In April, total volumes dropped somewhat as supply chain repositioning was largely complete and more customers curtailed their shipments in response to lower demand and stay-at-home orders. This resulted in pricing pressure, particularly in spot markets where we had a greater percentage of our miles than normal due to the reduction in dedicated automotive freight. However, the cost control efforts we have implemented offset lower revenue to maintain basically breakeven results for the month.  In May, freight volumes and pricing are starting to stabilize, additional cost control efforts are being realized, automotive plants are scheduled to start producing at reduced levels, and we have begun a phased-in approach to returning team members to our offices, with a goal of 50% by June 15 assuming it remains safe to do so. Overall, our response has been coordinated and effective. Our liquidity and financial condition remain sound.”

Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our Truckload operations decreased to $167.9 million, a decrease of $4.7 million compared with the first quarter of 2019.  This decrease consisted of $2.6 million lower freight revenue and $2.2 million lower fuel surcharge revenue. The $2.6 million decrease in freight revenue primarily related to a 4.3% average operating fleet reduction to 2,987 tractors in the current year quarter from 3,120 in the prior year quarter, partially offset by a 2.7% increase in average freight revenue per tractor. Average freight revenue per tractor per week increased to $3,782 during the 2020 quarter from $3,724 during the 2019 quarter. Average freight revenue per total mile decreased by 5.0 cents per mile, or 2.7%, compared to the 2019 quarter, while average miles per tractor increased by 5.5%.”

Highway Services Truckload Revenue
“For the quarter, freight revenue in our Highway Services segment was $77.0 million, a decrease of $0.8 million, or 1.0%. This decrease in freight revenue primarily related to a 5.8% average operating fleet reduction to 1,311 tractors in the current year quarter from 1,391 in the prior year quarter, partially offset by a 5.1% increase in average freight revenue per tractor. The average freight revenue per tractor increase in the Highway Services segment consisted primarily of a 9.1% increase in average miles per tractor, partially offset by a 7.3 cents per mile, or 3.7%, decrease in average freight revenue per total mile. The main factors impacting the increased utilization were an approximate 710 basis point increase in the percentage of our Highway Services operating fleet comprised of team-driven trucks and an improved average seated truck percentage, as only 3.1% of our Highway Services operating fleet lacked drivers during the 2020 quarter compared with 7.7% during the 2019 quarter.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment was $69.9 million, a decrease of $1.8 million, or 2.5%. This decrease in freight revenue primarily related to a 3.1% average operating fleet reduction to 1,676 tractors in the current year quarter from 1,729 in the prior year quarter, partially offset by a 0.6% increase in average freight revenue per tractor. The average freight revenue per tractor increase in the Dedicated segment consisted primarily of a 2.2% increase in average miles per tractor, partially offset by a 2.9 cents per mile, or 1.6%, decrease in average freight revenue per total mile.”

Combined Truckload Operating Expenses
Mr. Parker continued: “Total operating expenses, net of fuel surcharges increased just 0.4 cents per mile compared to the 2019 quarter for our combined truckload segment.

“Salaries, wages, and related expenses increased 3.7 cents per total mile (or $3.7 million) compared to the 2019 quarter. On a per mile basis, we experienced year-over-year increases to non-driver wages, group health insurance, and workers’ compensation expense.

“Insurance and claims expense increased 5.3 cents per total mile (or $4.4 million) to 19.2 cents per total mile in the first quarter of 2020 versus 13.9 cents per total mile in the first quarter of 2019 due to increased claims accruals associated with the estimated outcome of certain auto liability claims. Effective April 1, 2020, CTG’s insurance renewal terms include a higher fixed premium expense of approximately $0.5 million per quarter, greater self-insured retention, and lower aggregate limits than prior coverage, which could contribute to earnings volatility.

“Operations and maintenance expense decreased 3.2 cents per total mile (or $2.4 million) to 15.5 cents per total mile due primarily to a 2.1 cents per mile (or $1.7 million) decrease to maintenance and repair expense on our young fleet of tractors and trailers, as well as lower unloading and recruiting expense.

“All other operating expenses combined decreased by approximately 5.4 cents per total mile, as decreases to net fuel, capital costs (combined depreciation and amortization, leased revenue equipment expense, building rent and interest expense), and communications and utilities expense, partially offset by increases to operating taxes and licenses, and general supplies and expenses.

Managed Freight Segment
 “For the quarter, Managed Freight’s operating revenue decreased 4.0%, to $42.7 million from $44.5 million in the prior year quarter. This decrease was driven by a 10.4% decrease in the freight brokerage operating revenues to $21.8 million from $24.3 million in the prior year quarter, offset by a 3.7% increase in the combined revenues of the two additional Managed Freight services to $21.0 million from $20.2 million. Operating income was $1.6 million for an operating ratio of 96.2%, compared with operating income of $2.7 million and an operating ratio of 94.0% in the first quarter of 2019.

Factoring Segment and Equity Method Investment
“For the quarter, our Factoring segment’s net fee revenue increased 48.2% to $2.7 million from $1.8 million in the prior year quarter. The increase in Factoring revenue is primarily the result of new customers as well as growth with existing customers. Operating income was $2.2 million, compared with operating income of $1.5 million in the first quarter of 2019. The increase in Factoring operating income is primarily the result of the increase in revenue as the majority of the related costs are fixed.

“For the quarter, we recognized a $0.7 million pre-tax loss from our 49% equity investment in TEL, compared with pre-tax income of $3.0 million in the first quarter of 2019. Ongoing weakness in the truck sales and leasing market contributed to these results.”

Capitalization, Liquidity and Capital Expenditures
Senior Vice President – Strategy and Investor Relations, Treasurer, Richard Cribbs, commented: “We have a solid balance sheet and ample liquidity. At March 31, 2020, CTG had $75.3 million in liquidity defined as; cash and cash equivalents plus available borrowings under our asset-based revolving (“ABL”) credit facility. In addition, we have partially executed and expect to further execute on capital reduction, financing, cost reduction, and working capital actions that could improve otherwise expected net liquidity by approximately $40.0 to $45.0 million through the end of 2020.  Beyond these actions, other potential flexible sources of liquidity include over $25.0 million in net book value of unencumbered owned revenue equipment and over $106.0 million in net book value of accounts receivable attributable to CTG’s factoring business that are not currently included in the borrowing base of our ABL credit facility or otherwise encumbered.

“At March 31, 2020, our total indebtedness, net of cash (“net indebtedness”), increased by $32.2 million to approximately $336.8 million as compared to the fiscal 2019 year-end balance of $304.6 million. This sequential increase to net indebtedness included cash payments during the first quarter of 2020 totaling $17.5 million for the repurchase of 1,429,204 shares of our common stock prior to the suspension of our stock repurchase plan on March 26, 2020 and a $24.2 million increase to net funds employed in our profitable factoring business to $106.6 million at March 31, 2020. At March 31, 2020, we had cash and cash equivalents totaling $39.7 million.

“Under our $95.0 million ABL credit facility, we had borrowings outstanding of $24.3 million, undrawn letters of credit outstanding of $35.1 million, and available borrowing capacity of $35.6 million at March 31, 2020. The sole financial covenant is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of March 31, 2020, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital expenditures for the quarter were $16.5 million as compared to $33.3 million for the prior year period. In the first quarter of 2020, we took delivery of approximately 250 new tractors and 65 new trailers, while disposing of approximately 375 used tractors and 190 used trailers. Our current tractor fleet plan for the last three quarters of fiscal 2020 includes the delivery of an additional 350 new company replacement tractors and the disposal of 625 used tractors from our current operating fleet through the remainder of the year. Our current trailer fleet plan for the last three quarters of fiscal 2020 includes the delivery of an additional 35 new company replacement trailers and the disposal of 340 used trailers from our current operating fleet through the remainder of the year. We believe the fleet reduction allows us to maximize the utilization of our operational fleet including culling out lower performing freight where some shippers are not willing to sufficiently compensate us during the immediate term before freight demand returns and truckload oversupply is corrected as capacity exits, evidenced by the historically low Class 8 builds and orders. By the end of 2020, the size of our operational tractor fleet is expected to be down 12.0% to 14.0% compared to the end of 2019. Net gains on disposal of equipment and real estate in the first quarter of 2020 were $1.5 million, including a gain of $1.7 million on the sale of real estate, compared to gains on sale of equipment of $0.1 million in the prior-year quarter. At March 31, 2020, the 1.8 years average age of our tractor fleet remains low by industry standards.”

Outlook
Mr. Parker concluded, “We are encouraged by the initial positive results of our strategic plan execution and structural advancements, as an improved business mix and our cost control efforts offset the impact of a challenging volume and pricing environment in April. However, we expect volatility from month to month over the remainder of the year due to external factors as well as gains and losses associated with our internal initiatives and changes in our revenue and cost structure. Accordingly, our prior outlook for 2020 is no longer applicable and we do not expect to provide earnings or similar expectations for the foreseeable future.  In the near term, we are well-prepared in to support our partner-customers as their productivity, the economy and business levels return to normal. Over the longer term, we believe the influential structural improvements and strategic initiatives we are executing will strengthen our position in the U.S. logistics industry, de-risk our leverage profile, and concentrate our less-cyclical business model on more sustainable, higher margin sectors where we can add considerably greater value to our partner-customers and for our stakeholders.”

Conference Call Information
The Company will host a live conference call tomorrow, May 20, 2020, at 11:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-271-1828 (U.S./Canada) and 800-756-3333 (International), access code 33298438.  An audio replay will be available for one week following the call at 877-919-4059, access code 90929390. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc., through its subsidiaries, offers an integrated suite of contract logistics, truckload transportation, other supply chain services, and revenue equipment sales and leasing to a diverse customer base throughout the United States. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income, operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income, operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income, operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income, adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to implementation of our strategic plan, the future impact of the recent coronavirus outbreak, the future impact of our insurance renewal, future liquidity, our tractor fleet plan, including acquisitions, dispositions, use of proceeds therefrom, and fleet size, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, higher self-insured retentions, reduced insurance coverage, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our Factoring segment; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; our ability to maintain effective internal controls without material weaknesses; impairment of goodwill and other intangible assets; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, the disposition of businesses, and the ability to identify acceptable acquisition candidates and appropriate assets or businesses to be disposed, consummate acquisitions and dispositions, and integrate acquired operations; our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; changes in methods of determining LIBOR or replacement of LIBOR; future share repurchases, if any; and the impact of the recent coronavirus outbreak or other similar outbreaks.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President of Strategy & Investor Relations, Treasurer
RCribbs@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2020	2019	% Change
Freight revenue	$192,321	$195,761	-1.8%
Fuel surcharge revenue	21,232	23,420	-9.3%
Total revenue	$213,553	$219,181	-2.6%

Operating expenses:
Salaries, wages, and related expenses	82,825	79,503
Fuel expense	25,265	27,832
Operations and maintenance	12,825	15,174
Revenue equipment rentals and purchased transportation	46,062	48,670
Operating taxes and licenses	3,454	3,183
Insurance and claims	15,614	11,235
Communications and utilities	1,569	1,718
General supplies and expenses	8,568	6,731
Depreciation and amortization, including gains andlosses on disposition of property and equipment	16,663	19,709
Total operating expenses	212,845	213,755
Operating income	708	5,426
Interest expense, net	2,892	2,446
(Income) loss from equity method investment	735	(3,035)
Income (loss) before income taxes	(2,919)	6,015
Income tax expense (benefit)	(706)	1,582
Net income (loss)	$(2,213)	$4,433

Basic and diluted earnings (loss) per share	$(0.12)	$0.24
Basic weighted average shares outstanding (000s)	18,088	18,381
Diluted weighted average shares outstanding (000s)	18,088	18,533

	Three Months Ended March 31,
	2020	2019	% Change
($000s)	SEGMENT REVENUES
Highway Services - Truckload Freight Revenue	$76,978	$77,756	-1.0%
Dedicated - Truckload Freight Revenue	69,871	71,649	-2.5%
Combined Truckload Freight Revenue	$146,849	$149,405	-1.7%
Managed Freight Revenue	42,733	44,508	-4.0%
Factoring Revenue	2,739	1,848	48.2%
Consolidated Freight Revenue	$192,321	$195,761	-1.8%

	TRUCKLOAD OPERATING STATISTICS
Average freight revenue per loaded mile	$2,022	$2,096	-3.6%
Average freight revenue per total mile	$1,835	$1,886	-2.7%
Average freight revenue per tractor per week	$3,782	$3,724	1.6%
Average miles per tractor per period	26,788	25,389	5.5%
Weighted avg. tractors for period	2,987	3,120	-4.3%
Tractors at end of period	2,947	3,103	-5.0%
Trailers at end of period	6,609	7,074	-6.6%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2020	12/31/2019
Total assets	$912,684	$881,850
Total stockholders' equity	$328,493	$350,110
Total indebtedness, net of cash	$336,722	$304,573
Net Indebtedness to Capitalization Ratio	50.6%	46.5%
Tangible book value per end-of-quarter basic share	$15.05	$15.07

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2020	2019	bps Change
Total revenue	$213,553	$219,181
Total operating expenses	212,845	213,755
Operating income	$708	$5,426
Operating ratio	99.7%	97.5%	220

Non-GAAP Presentation	2020	2019	bps Change
Total revenue	$213,553	$219,181
Fuel surcharge revenue	(21,232)	(23,420)
Freight revenue (total revenue, excluding fuel surcharge)	192,321	195,761

Total operating expenses	212,845	213,755
Adjusted for:
Fuel surcharge revenue	(21,232)	(23,420)
Amortization of intangibles (2)	(731)	(731)
Adjusted operating expenses	190,882	189,604
Adjusted operating income	1,439	6,157
Adjusted operating ratio	99.3%	96.9%	240

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended March 31,
	2020	2019
GAAP Presentation - Net income (loss)	$(2,213)	$4,433
Adjusted for:
Income tax expense (benefit)	(706)	1,582
Income (loss) before income taxes	(2,919)	6,015
Amortization of intangibles (2)	731	731
Adjusted income (loss) before income taxes	(2,188)	6,746
Benefit from (provision for) income tax expense at effective rate	529	(1,774)
Non-GAAP Presentation - Adjusted net income (loss)	$(1,659)	$4,972

GAAP Presentation - Diluted earnings (loss) per share ("EPS")	$(0.12)	$0.24
Adjusted for:
Income tax expense (benefit)	(0.04)	0.09
Income (loss) before income taxes	(0.16)	0.32
Amortization of intangibles (2)	0.04	0.04
Adjusted income (loss) before income taxes	(0.12)	0.36
Benefit from (provision for) income tax expense at effective rate	0.03	(0.09)
Non-GAAP Presentation - Adjusted EPS	$(0.09)	$0.27

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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